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                                 Exhibit 10(s)

                                AMENDMENT NO. 5
                                      TO
                      THE GUARANTEE LIFE COMPANIES INC.'S
                         1994 LONG-TERM INCENTIVE PLAN

     WHEREAS, pursuant to Section 3.2 of the 1994 Long-Term Incentive Plan, the Compensation Committee has the authority to construe and interpret the Plan and to establish rules and regulations for the administration of the Plan; and

     WHEREAS, the Committee intends to clarify certain plan provisions regarding a Change in Control of the Company;

     NOW THEREFORE BE IT RESOLVED, that with respect to any Option that upon a Change in Control is cancelable in exchange for a payment of cash under a stock option agreement, the cash payment shall be made promptly no later than thirty
(30) days following a Change in Control; and

     FURTHER RESOLVED, that with respect to any Option which, after a Change in Control, contains provisions for waiver of terms and conditions on exercise or vesting upon involuntary or constructive termination of employment, the following rules shall apply:

     (a) an involuntary or constructive termination of employment shall have the same meaning as "involuntary termination without cause" and "voluntary termination for Good Reason" as set forth in the Guarantee Life Companies Executive Severance Plan.

     (b) No waiver shall operate to extend the exercise period for any Option or to amend the terms of any Option subject to the terms of Section 422 of the Code, such that Section 422 of the Code would not apply.

     (c) No such waiver shall operate to extend the exercise period on any Options.

     FURTHER RESOLVED, that this amendment shall be effective as of November 12, 1998.